Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial highlights" in the Class A, Class B, Class C Prospectus and "Disclosure of Portfolio Holdings," "Independent Registered Public Accounting Firm," and "Financial Statements" in the Class A, Class B, Class C Statement of Additional Information and to the incorporation by reference of our report, dated April 4, 2007, with respect to the financial statements and financial highlights of Pioneer Select Value Fund included in the Annual Report to the Shareowners in Post-Effective Amendment No. 3 to the Registration Statement (Form N-1A, No. 333-113616) of Pioneer Select Value Fund.


                                                        /s/ ERNST & YOUNG LLP

Boston, Massachusetts
June 25, 2007